Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ADDS INVESTOR JOSEPH STILWELL
TO ITS BOARD OF DIRECTORS

East Lansing, Michigan, November 10, 2004 — American Physicians Capital, Inc. (APCapital) (NASDAQ: ACAP) announced that Joseph Stilwell has joined the Company’s Board of Directors today. Mr. Stilwell is a New York based-private investor and his Stilwell Group is one of the Company’s largest shareholders. Spencer Schneider, who was appointed to the Board in 2002 as a nominee of the Stilwell Group and later elected by shareholders for a three year term, will continue as a Director.

In connection with Mr. Stilwell’s appointment, the Stilwell Group has agreed to a new three-year standstill agreement which replaces the 2002 agreement which was set to expire in February 2005. The new agreement provides that the Stilwell Group will support the Company’s slate of directors at the 2005 annual meeting and during the term of the standstill agreement. The Company will nominate Mr. Stilwell and Mr. Schneider at the 2005 annual meeting for three year terms.

R. Kevin Clinton, APCapital President and CEO, said: “We have been working closely with the Stilwell Group for almost three years and Mr. Stilwell will bring additional expertise to our Board of Directors and further strengthen our relationships with our shareholders as we continue to maximize shareholder value by focusing on our core business line in our core markets.”

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.